Exhibit 10.1

INVENTRUST PROPERTIES CORP.

EXECUTIVE SEVERANCE AND CHANGE OF CONTROL PLAN

ARTICLE I

PURPOSE AND PARTICIPATION

Section 1.1.    Adoption; Purpose. The Board of Directors (the “Board”) of InvenTrust Properties Corp. (the “Company”) has adopted this Executive Severance and Change of Control Plan (this “Plan”) for the purpose of providing severance and change of control protections to certain key employees of the Company and its Subsidiaries. The Plan, as set forth herein, is intended to provide severance protections to a select group of management or highly compensated employees (within the meaning of ERISA (as defined below)) in connection with qualifying terminations of employment.

Section 1.2.    Participation. This Plan is only for the benefit of Participants, and no other employees, personnel, consultants or independent contractors shall be eligible to participate in this Plan or to receive any rights or benefits hereunder. Participants are those employees (including new hires) designated by the Compensation Committee as Participants from time to time, subject to, and conditioned upon, such employee executing and delivering to the Company a Letter Agreement.

Section 1.3.    Contract of Employment. Nothing in this Plan shall be construed as creating an express or implied contract of employment and nothing herein shall confer upon any Participant any right with respect to continued employment with the Company or any Subsidiary or limit the right of the Company or any Subsidiary to terminate such Participant at any time.

ARTICLE II

DEFINITIONS AND INTERPRETATIONS

Section 2.1.    Definitions.

Capitalized terms used in this Plan but not otherwise defined herein shall have the following respective meanings:

“Accrued Rights” shall mean, with respect to a Participant, the sum of the following: (a) any accrued but unpaid Base Salary of such Participant through the Termination Date; (b) reimbursement for any unreimbursed business expenses properly incurred by such Participant in accordance with Company policy through such Participant’s Termination Date; (c) accrued and unused vacation; and (d) benefits due under any indemnification, insurance or other plan or arrangement to which such Participant may be entitled according to the documents governing such plans or arrangements, including coverage under COBRA to which such Participant or Participant’s beneficiaries may be entitled under Part 6 of Title I of ERISA and all related state and local laws.

“Affiliate” means any domestic or foreign individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

“Base Salary” shall mean the highest annual base salary paid to a Participant at any time prior to the occurrence of a Termination Event with respect to such Participant.

“Cause” shall mean any of the following:

(a)    the willful fraud or material dishonesty of Participant in connection with the performance of Participant’s duties to the Company;

(b)    the deliberate or intentional failure by Participant to substantially perform Participant’s duties to the Company (other than Participant’s failure resulting from Participant’s incapacity due to physical or mental illness or any such actual or anticipated failure after Participant’s issuance of a Termination Notice for Good Reason) after a written notice is delivered to Participant by the Company, which demand specifically identifies the manner in which the Company believes Participant has not substantially performed Participant’s duties;

(c)    willful misconduct by Participant that is materially detrimental to the reputation, goodwill or business operations of the Company or any Affiliate;

(d)    willful disclosure of the Company’s Confidential Information or trade secrets;

(e)    a breach of any restrictive covenants contained within Participant’s Letter Agreement; or

(f)    the conviction of, or plea of nolo contendere to a charge of commission of, a felony or crime of moral turpitude by Participant.

For purposes of this definition, no act or failure to act will be considered “willful,” unless it is done or omitted to be done, by Participant in bad faith or without reasonable belief that Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company will be presumed to be done, or omitted to be done, by Participant in good faith and in the best interests of the Company.

“Change of Control” means the first to occur of any of the events set forth in the following paragraphs; provided, however, that a Qualified Event shall not constitute a Change of Control:

(a)    any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company or an Affiliate or a Company employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;

(b)    a merger, reverse merger or other business combination or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation other than an Affiliate, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger, reverse merger, business combination or consolidation;

(c)    a majority of the members of the Board is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the Board prior to the date of the appointment or election;

(d)    a sale or disposition (other than to an Affiliate) of all or substantially all of the Company’s assets in any single transaction or series of related transactions; or

(e)    the shareholders of the Company or the Board adopts a plan of liquidation.

Notwithstanding the foregoing, if a Change of Control constitutes a payment event with respect to an amount that provides for a the deferral of compensation that is subject to Section 409A of the Code, then, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (a), (b), (c), (d) or (e) above shall only constitute a Change of Control if such transaction also constitutes a “change in control event” (within the meaning of Section 409A of the Code).

“Change of Control Termination Payment” shall mean an amount equal to: (a) a Participant’s Change of Control Termination Payment Multiple; multiplied by (b) the sum of: (i) a Participant’s Base Salary; plus (ii) a Participant’s Target Cash Bonus.

“Change of Control Termination Payment Multiple” shall mean a number determined by the Company and set forth in a Participant’s Letter Agreement used for purposes of calculating such Participant’s Change of Control Termination Payment.

“COBRA” shall mean the Consolidated Omnibus Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Compensation Committee” shall mean the Compensation Committee of the Board.

“Disability” shall mean, with respect to a Participant, the same meaning as provided in the long-term disability plan or policy maintained by the Company. If no such disability plan or policy is maintained by the Company, Disabled means Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. If Participant disputes the Company’s determination of Disability, Participant (or Participant’s designated physician) and the Company (or its designated physician) shall jointly appoint a third party physician to examine Participant and determine whether Participant is Disabled.

“Effective Date” shall mean July 9, 2018.

“ERISA” shall mean the Employment Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Good Reason” means, without the Participant’s written consent:

(a)    a material diminution of Participant’s annual Base Salary, target Annual Bonus, target annual equity-based compensation opportunity, or other annual incentive compensation opportunities, in each case, as in effect on the Effective Date and as may be increased from time to time;

(b)    a material reduction in Participant’s authority, duties or responsibilities;

(c)    solely with respect to a Participant serving as the Chief Executive Officer of the Company, a requirement that such Participant report to anyone other than the Board;

(d)    Participant being required to relocate Participant’s principal place of employment with the Company more than fifty (50) miles from Participant’s principal place of employment as of the Effective Date, it being understood that Participant may be required to travel frequently in connection with Participant’s position as set forth herein and that prolonged periods away from Participant’s principal residence shall not constitute Good Reason; or

(e)    failure of any successor to the Company following a Change of Control to assume this Plan and the obligations hereunder.

A termination of employment by Participant shall not be deemed to be for Good Reason unless (A) Participant gives the Company written notice describing the event or events which are the basis for such termination within sixty (60) calendar days after the event or events occur, (B) such grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) calendar days of the Company’s receipt of such notice (“Correction Period”), and (C) Participant terminates Participant’s employment no later than thirty (30) calendar days following the Correction Period.

“Letter Agreement” shall mean a letter agreement, substantially in the form attached hereto as Exhibit A (together with any changes approved by the Compensation Committee), executed and delivered by the Company and a Participant.

“Participants” shall mean those employees of the Company or any Subsidiary who both: (a) the Compensation Committee from time to time designates as Participants in accordance with Section 1.2; and (b) have entered into a Letter Agreement with the Company.

“Qualified Event” means any of the following: (i) a straight listing of the Shares on the New York Stock Exchange, NASDAQ or on any other nationally recognized stock exchange; (ii) an underwritten public offering of the Shares pursuant to an effective registration statement under the Securities Act of 1933, as amended from time to time, which the Shares are approved for listing or quotation on the New York Stock Exchange, NASDAQ or on any other nationally recognized stock exchange; or (iii) a reverse merger of the Company into an existing publicly held company or its acquisition subsidiary, resulting in the Shares first becoming listed on the New York Stock Exchange, NASDAQ or on any other nationally recognized stock exchange.

“Restrictive Covenants” shall mean, with respect to a Participant, those non-competition, non-solicitation, non-disclosure, non-disparagement and other similar restrictive covenants set forth in the Letter Agreement executed and delivered by such Participant pursuant to this Plan.

“Shares” means shares of the common stock of the Company and any successor security or interest.

“Subsidiary” means any subsidiary, affiliate or joint venture of the Company.

“Target Cash Bonus” shall mean a Participant’s target annual cash performance bonus as in effect on the Effective Date, and as may be increased from time to time.

“Termination Date” shall mean, with respect to a Participant: (a) in the case of such Participant’s death, his or her date of death; (b) in the case of such Participant’s voluntary termination, the last day of such Participant’s employment; and (c) in all other cases, the date specified in the applicable Termination Notice.

“Termination Event” shall mean the termination of the employee-employer relationship between a Participant and the Company or any Subsidiary by reason of: (a) the resignation of such Participant; (b) the Company’s termination of such Participant; or (c) the death or Disability of such Participant.

“Termination Payment” shall mean an amount equal to: (a) a Participant’s Termination Payment Multiple; multiplied by (b) the sum of: (i) such Participant’s Base Salary; plus (ii) such Participant’s Target Cash Bonus.

“Termination Payment Multiple” shall mean a number determined by the Company and set forth in a Participant’s Letter Agreement used for purposes of calculating such Participant’s Termination Payment.

Section 2.2.    Interpretation. In this Plan, unless a clear contrary intention appears: (a) the words “herein,” “hereof” and “hereunder” refer to this Plan as a whole and not to any particular Article, Section or other subdivision; (b) reference to any Article or Section, means such Article or Section hereof; and (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

ARTICLE III

SEVERANCE; CHANGE OF CONTROL

Section 3.1.    Termination Without Cause or for Good Reason. Except as otherwise set forth in Section 3.2 and subject to Section 3.4, in the event that a Termination Event occurs with respect to a Participant by reason of a termination of employment by the Company or any Subsidiary without Cause (other than by reason of the death or Disability of such Participant) or by reason of a resignation by such Participant for Good Reason, such Participant shall be entitled to receive from the Company the Accrued Rights and each of the following:

(a)    a severance payment in an amount equal to such Participant’s Termination Payment, which amount the Company shall pay to Participant over a period of twelve (12) months in equal installments in accordance with the Company’s normal payroll practices, commencing within sixty (60) calendar days following the Termination Date (subject to Section 4.2); and

(b)    the Company shall, at the Company’s expense, for the period ending on the earliest of (A) 18 months following the Termination Date, or (B) the date such Participant becomes eligible to be covered under any other group health plan (as an employee or otherwise) that does not contain any exclusion or limitation with respect to any preexisting condition which would actually limit such Participant’s coverage under such plan (the “Benefit Continuation Period”), provide medical insurance benefit coverage in coordination with the provisions of COBRA by paying directly or reimbursing such Participant for the applicable coverage premiums, provided that (i) such Participant completes and timely files all necessary COBRA election documentation, which will be sent to such Participant after the Termination Date and (ii) such Participant continues to make all required premium payments required by COBRA. Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the Benefit Continuation Period to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover such Participant under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to such Participant in substantially equal monthly installments over the Benefit Continuation Period (or the remaining portion thereof).

Section 3.2.    Termination Without Cause or for Good Reason Following a Change of Control. Subject to Section 3.4, in the event that, during the period beginning on the date of a Change of Control and ending on the date which is twenty-four (24) months after such Change of Control, a Termination Event occurs with respect to a Participant by reason of a termination of employment by the Company or any Subsidiary without Cause (other than by reason of the death or Disability of such Participant) or by reason of a resignation by such Participant for Good Reason, such Participant shall be entitled to receive from the Company the Accrued Rights and each of the following:

(a)    a severance payment in an amount equal to such Participant’s Change of Control Termination Payment, which amount the Company shall pay to Participant in a lump sum (subject to Section 4.2) within sixty (60) days following the Termination Date; and

(b)    the Company shall, at the Company’s expense, for the Benefit Continuation Period, provide medical insurance benefit coverage in coordination with the provisions of COBRA by paying directly or reimbursing such Participant for the applicable coverage premiums, provided that (i) such Participant completes and timely files all necessary COBRA election documentation, which will be sent to such Participant after the Termination Date and (ii) such Participant continues to make all required premium payments required by COBRA. Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the Benefit Continuation Period to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover such Participant under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to such Participant in substantially equal monthly installments over the Benefit Continuation Period (or the remaining portion thereof).

To the extent a Participant is entitled to any payments or benefits set forth in this Section 3.2, such Participant shall not be entitled to any payments or benefits set forth in Section 3.1.

Section 3.3.    Termination Other Than Without Cause of or Good Reason. In the event that a Termination Event occurs with respect to a Participant for any reason other than as set forth in Section 3.1 or Section 3.2 above, such Participant shall be entitled to receive from the Company the Accrued Rights.

Section 3.4.    General Release. Notwithstanding anything herein to the contrary, a Participant shall not be entitled to receive any payments or benefits, other than the Accrued Rights, pursuant to Section 3.1 or Section 3.2 hereof (and such Participant shall forfeit all rights to such payments) unless such Participant has executed, delivered to the Company and not revoked a general release agreement, in a form of agreement generally used by the Company for such purposes, releasing the Company and its Affiliates from any and all claims such Participant may have arising out of such Participant’s employment or termination thereof (the “General Release”), and such General Release has become effective no later than fifty-five (55) calendar days following the Termination Date, and such Participant shall be entitled to receive such payments and benefits only so long as such Participant has not materially breached any of the provisions of the General Release or the Restrictive Covenants without cure (if curable) of any such breach within ten (10) business days after a notice from the Company specifying the breach. If the General Release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then any cash payments due to a Participant shall be paid (subject to Section 4.2) in accordance with the provisions of Section 3.1 or Section 3.2, as applicable. Notwithstanding the foregoing, if the fifty-five (55) calendar day period begins in one calendar year and ends in another calendar year and all or any portion of such payments constitute non-exempt deferred compensation for purposes of Section 409A of the Code, then none of such payments shall begin until such second calendar year. The General Release shall have no greater obligations or more limiting post-employment restrictions than are expressly set forth in this Plan or in the Participant’s Letter Agreement.

Section 3.5.    Termination Notices. For purposes of this Plan, any purported termination of employment of a Participant by the Company or any Subsidiary or by such Participant (other than due to such Participant’s death) shall be communicated by written notice to the other party, which notice shall specify the Termination Date (if applicable) (each, a “Termination Notice”). In the case of a termination of a Participant’s employment by the Company or a Subsidiary without Cause, the Company or such Subsidiary shall provide sixty (60) calendar days’ advance written notice to such Participant of such termination, with the last day of such Participant’s employment being the end of such sixty (60)-day notice period. At the Company’s option, it may place such Participant on a paid leave of absence for all or part of such notice period. In the case of a termination of a Participant’s employment by the Participant without Good Reason, the Participant shall provide sixty (60) calendar days advance written notice to the Company of such termination, with the last day of such Participant’s employment being the end of such sixty (60)-day notice period. The Company may elect, in its sole discretion, to have such Participant continue to provide services to the Company during some, all or none of such notice period and may elect, in its sole discretion, whether such services will be performed on or off Company premises.

Section 3.6.    Treatment of Equity Awards. In the event a Termination Event occurs with respect to a Participant for any reason, each outstanding Company equity award held by such Participant on the Termination Date will be treated in accordance with the terms of the applicable plan document and award agreement governing the outstanding equity award.

Section 3.7.    No Mitigation. Except as provided in Sections 3.1(b), 3.2(b) and 5.3, the Company’s obligation to make payments and provide benefits under this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to such Participant under any of the provisions of this Plan, and such amounts shall not be reduced whether or not such Participant obtains other employment.

Section 3.8.    Change of Control; Qualified Event. In the event of a Change of Control or Qualified Event, each Participant who is employed by the Company or a Subsidiary immediately prior to such Change of Control or Qualified Event, as applicable, shall be eligible to receive from the Company an amount equal to such Participant’s Target Cash Bonus for the year in which such Change of Control or Qualified Event occurs, pro-rated for the portion of the applicable performance period that elapsed prior to the occurrence of such Change of Control or Qualified Event, as applicable, and payable to such Participant in a lump sum as soon as reasonably practicable, but in no event later than March 15, following the end of the fiscal year of the Company in which such Change of Control or Qualified Event occurs.

ARTICLE IV

LIMITATIONS ON SEVERANCE AND RELATED TERMINATION BENEFITS

Section 4.1.    Parachute Payment Limitations. Notwithstanding anything to the contrary contained in this Plan (or any other agreement entered into by and between a Participant and the Company or any incentive arrangement or plan offered by the Company), in the event that any amount or benefit paid or distributed to a Participant pursuant to this Plan, taken together with any amounts or benefits otherwise paid to such Participant by the Company (collectively, the “Covered Payments”), would constitute an “excess parachute payment” as defined in Section 280G of the Code, and would thereby subject such Participant to an excise tax under Section 4999 of the Code (an “Excise Tax”), the provisions of this Section 4.1 shall apply. If the aggregate present value (as determined for purposes of Section 280G of the Code) of the Covered Payments exceeds the amount which can be paid to a Participant without such Participant incurring an Excise Tax, then, solely to the extent that such Participant would be better off on an after tax basis by receiving the maximum amount which may be paid hereunder without such Participant becoming subject to the Excise Tax, the amounts payable to such Participant under this Plan (or any other agreement by and between such Participant and the Company or pursuant to any incentive arrangement or plan offered by the Company) shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without such Participant becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”). The determination of whether Covered Payments would result in the application of the Excise Tax, and the amount of reduction that is necessary so that no such Excise Tax would be applied, shall be made, at the Company’s expense, by the independent accounting firm employed by the Company immediately prior to the occurrence of the Change in Control. In the event a Participant receives reduced payments and benefits as a result of application of this Section 4.1, such Participant shall have the right to designate which of the payments and benefits otherwise set forth herein (or any other agreement between the Company and such Participant or any incentive arrangement or plan offered by the Company) shall be received in connection with the application of the Payment Cap, subject to the following sentence. Reduction shall first be made from payments and benefits which are determined not to be nonqualified deferred compensation for purposes of Section 409A of the Code, and then shall be made (to the extent necessary) out of payments and benefits that are subject to Section 409A of the Code and that are due at the latest future date.

Section 4.2.    Compliance with Code Section 409A.

(a)    This Plan is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder. This Plan shall be construed, interpreted and administered to the extent possible in a manner that does not result in the imposition on any Participant of any additional tax, penalty or interest under Section 409A. Any payments under this Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. If any payment or benefit cannot be provided or made at the time specified herein without the imposition on a Participant of any additional tax, penalty or interest under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such additional tax, penalty or interest will not be imposed. For purposes of Section 409A: (i) any payments to be made under this Plan upon a termination of employment that constitute “nonqualified deferred compensation” within the meaning of Section 409A shall only be made if such termination of employment constitutes a “separation from service” under Section 409A; (ii) each payment made under this Plan shall be treated as a separate payment; and (iii) the right to a series of installment payments under this Plan is to be treated as a right to a series of separate payments. In no event shall any Participant, directly or indirectly, designate the calendar year of payment.

(b)    All reimbursements and in-kind benefits provided under this Plan shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that: (i) any reimbursement is for expenses incurred during a Participant’s lifetime (or during a shorter period of time specified in this Plan); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)    Notwithstanding any provision in this Plan to the contrary, if, at the time of a Participant’s separation from service with the Company, the Company has securities which are publicly traded on an established securities market, such Participant is a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Plan as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Participant) that are not otherwise exempt from Section 409A until the first payroll date that occurs after the date that is six (6) months following Participant’s separation from service with the Company (as determined under Section 409A). If any payments are postponed pursuant to this Section 4.2(c), then such postponed amounts will be paid in a lump sum, without interest, to a Participant on the first payroll date that occurs after the date that is six (6) months following such Participant’s separation from service with the Company. If a Participant dies during the postponement period prior to the payment of any postponed amount, such amount shall be paid to the personal representative of such Participant’s estate within sixty (60) days after the date of Participant’s death.

(d)    Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.1.    Cumulative Benefits; Effect on Other Plans. Except as otherwise set forth herein or otherwise agreed to between the Company and a Participant, the rights and benefits provided to any Participant under this Plan are cumulative of, and are in addition to, all of the other rights and benefits provided to such Participant under any benefit plan of the Company or any agreement between such Participant and the Company or any Subsidiary. Notwithstanding anything to the contrary in this Plan, in the event that a Participant is entitled to severance payments or benefits under any other employment agreement, severance agreement or similar agreement between a Participant and the Company: (a) such Participant’s Termination Payment or Change of Control Termination Payment, as applicable, shall be reduced (but not below $0.00) by the aggregate amount of all similar severance payments due to such Participant under such other agreement; and (b) the Company subsidies described in Section 3.1(b) or Section 3.2(b), as applicable, shall be provided only during the period beginning on the last day that such Participant is entitled to similar benefits under such other agreement and ending on the date specified in Section 3.1(b) or Section 3.2(b) hereof, as applicable.

Section 5.2.    Plan Unfunded; Participant’s Rights Unsecured. This Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with this Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under this Plan, nor shall such person have any right to receive any payment under this Plan except as and to the extent expressly provided in this Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company. The Company shall not be required to establish any special or separate fund or make any other segregation of funds or assets to assure the payment of any benefit hereunder.

Section 5.3.    Recoupment. Notwithstanding any other provision of this Plan to the contrary, Participants will be subject to recoupment policies adopted by the Company, including any policy adopted pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which the Shares may be listed.

Section 5.4.    Waiver. No waiver of any provision of this Plan or any Letter Agreement shall be effective unless made in writing and signed by the waiving person or entity. The failure of any person or entity to require the performance of any term or obligation of this Plan or any Letter Agreement, or the waiver by any person or entity of any breach of this Plan or any Letter Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

Section 5.5.    Amendment; Termination. The Company may amend or terminate this Plan at any time or from time to time for any reason, provided, that Sections 5.12 and 5.13 of this Plan and the Restrictive Covenants set forth in each Letter Agreement shall survive the termination of this Plan. The Company shall provide notice to Participants within fifteen (15) days of any amendment or termination of the Plan. For purposes hereof, an amendment or termination of this Plan shall not materially and adversely affect the rights of any Participant whose employment was terminated for any reason or no reason prior to the date of such amendment or termination. Notwithstanding the foregoing: (a) a Participant’s right to receive payments and benefits pursuant to the Plan upon a Termination Event shall not be adversely affected without such Participant’s written consent by an amendment or termination of the Plan made within twelve (12) months prior to such Termination Event; and (b) a Participant’s right to receive payments and benefits pursuant to this Plan in connection with a Termination Event occurring within twenty-four (24) months following a Change of Control shall not be adversely affected without such Participant’s consent by an amendment or termination of this Plan occurring within twelve (12) months before or after such Change of Control. Notwithstanding the foregoing, this Plan shall terminate without further action when all of the obligations to Participants hereunder have been satisfied in full.

Section 5.6.    Administration.

(a)    The Compensation Committee shall have full and final authority to make determinations with respect to the administration of this Plan, to construe and interpret its provisions and to take all other actions deemed necessary or advisable for the proper administration of this Plan, but such authority shall be subject to the provisions of this Plan; provided, however, that, to the extent permitted by applicable law, the Compensation Committee may from time to time delegate such administrative authority to a committee of one or more members of the Board or one or more officers of the Company, except that in no event shall any such administrative authority be delegated to an officer with respect to such officer’s status as a Participant. No discretionary action by the Compensation Committee shall amend or supersede the express provisions of this Plan.

(b)    The Company shall indemnify and hold harmless each member of the Compensation Committee against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities to the fullest extent permitted by applicable law. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

Section 5.7.    Certain Corporate Transactions. In the event of a merger, consolidation or similar transaction, nothing herein shall relieve the Company from any of the obligations set forth in this Plan; provided, however, that nothing in this Section 5.7 shall prevent an acquirer of or successor to the Company from assuming the Company’s obligations hereunder (or any portion thereof) pursuant to the terms of this Plan.

Section 5.8.    Successors and Assigns. This Plan shall be binding upon, and inure to the benefit of, the Company and its successors and assigns. This Plan and all rights of each Participant shall inure to the benefit of, and be enforceable by, each such Participant and such Participant’s personal or legal representatives, executors, administrators and heirs. If any Participant should die following a Termination Event but prior to all amounts due and payable to such Participant hereunder being paid, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant’s beneficiary designated in writing to the Company prior to such Participant’s death (or to such Participant’s estate, if a Participant fails to make such designation). No payments, benefits or rights arising under this Plan may be assigned or pledged by any Participant, except under the laws of descent and distribution.

Section 5.9.    Notices. Any notice or other communication required or permitted under this Plan shall be in writing and shall be delivered personally, by nationally-recognized overnight courier service or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, when delivered by nationally-recognized overnight courier service or, if mailed, five (5) days after the date of deposit in the United States mails, as follows:

(a)    if to the Company, to:

InvenTrust Properties Corp.

3025 Highland Parkway

Downers Grove, IL 60515

Attention: Chairperson of the Compensation Committee of the Board of Directors

Attention: Chief Executive Officer

Attention: General Counsel

(b)    if to any Participant, to such Participant’s residence address on the records of the Company or to such other address as such Participant may have designated to the Company in writing for purposes hereof.

Each of the Company and a Participant, by notice given to the other in accordance with this Section 5.9, may designate another address or person for receipt of notices delivered pursuant to this Section 5.9.

Section 5.10.    Withholding. The Company shall have the right to deduct from any payment or benefit provided pursuant to this Plan all federal, state and local taxes and any other amounts which are required by applicable law to be withheld therefrom.

Section 5.11.    Severability. The provisions of this Plan and each Letter Agreement (including, for the avoidance of doubt, the Restrictive Covenants) shall be regarded as divisible and separate, and if any provision of this Plan or any Letter Agreement is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, then the validity, legality and enforceability of the remaining provisions of this Plan and applicable Letter Agreement shall not be affected thereby.

Section 5.12.    Claims Procedure; Arbitration.

(a)    Generally, Participants are not required to present a formal claim in order to receive benefits under the Plan. If, however, any person (the “Claimant”) believes that benefits are being denied improperly, that this Plan is not being operated properly, that fiduciaries of this Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to this Plan, the Claimant must file a formal claim, in writing, with the Compensation Committee.

This requirement applies to all claims that any Claimant has with respect to this Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Compensation Committee determines, in its sole discretion that it does not have the power to grant all relief reasonably being sought by the Claimant. A formal claim must be filed within one hundred twenty (120) calendar days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Compensation Committee consents otherwise in writing. The Compensation Committee shall provide a Claimant, on request, with a copy of the claims procedures established under Section 5.12(b).

(b)    The Compensation Committee has adopted procedures for considering claims (which are set forth in Exhibit B attached hereto), which it may amend or modify from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Compensation Committee or its delegates have failed to follow the prescribed procedures with respect to the claim). The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim.

Section 5.13.    Governing Law. The Plan is intended to be an unfunded “top-hat” welfare plan, within the meaning of U.S. Department of Labor Regulation Section 2520.104-24, and shall be interpreted, administered, and enforced in accordance with ERISA. It is expressly intended that ERISA preempt the application of state laws to this Plan and each Letter Agreement (including, for the avoidance of doubt, the Restrictive Covenants) to the maximum extent permitted by Section 514 of ERISA. To the extent that state law is applicable, the statutes and common laws of the State of Maryland (excluding its choice of laws principles) shall apply.

Section 5.14.    Arbitration. Subject to Section 5.12 hereof and subject to the provisions of any Letter Agreement regarding the Company’s entitlement to seek equitable relief under the Plan or such Letter Agreement:

(a)    Any dispute, controversy or claim arising out of or relating to this Plan or the payments and benefits provided hereunder, as well as any dispute as to the arbitrability of a matter under this Plan (collectively, “Claims”), shall be subject to resolution by final and binding arbitration; provided, however, that nothing in this Plan shall require arbitration of any Claims which, by law, cannot be the subject of a compulsory arbitration agreement.

(b)    All Claims shall be resolved exclusively by arbitration administered by JAMS under its Employment Arbitration Rules and Procedures then in effect, currently available at https://www.jamsadr.com/rules-employment-arbitration (the “JAMS Rules”). Notwithstanding the foregoing, the Company and each Participant shall have the right to (i) seek a restraining order or other injunctive or equitable relief or order in aid of arbitration or to compel arbitration, from a court of competent jurisdiction, or (ii) interim injunctive or equitable relief from the arbitrator pursuant to the JAMS Rules, in each case, to prevent any violation of this Plan or a Letter Agreement. The Company and each Participant must notify the other party in writing of a request to arbitrate any Claims within the same statute of limitations period applicable to such Claims.

(c)    Any arbitration proceeding brought under this Plan shall be conducted before one arbitrator in DuPage County, Illinois, or such other location to which the parties mutually agree. The arbitrator shall be selected in accordance with the JAMS Rules, provided that the arbitrator shall be an attorney with significant experience in employment matters. Each party to any dispute shall pay its own expenses, including attorneys’ fees; provided, however, that the Company shall pay all costs and fees that a Participant would not otherwise have been subject to paying if the claim had been resolved in a court of law and, to the extent required by applicable law for this arbitration provision to be enforceable, the Company shall reimburse a Participant for any reasonable travel expenses incurred by such Participant in connection with such Participant’s travel to Illinois for any arbitration proceedings. The arbitrator will be empowered to award either party any remedy at law or in equity that the party would otherwise have been entitled to had the matter been litigated in court, including, but not limited to, general, special and punitive damages, injunctive relief, costs and attorney fees; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator shall issue a decision or award in writing stating the essential findings of fact and conclusions of law, and the arbitrators shall be required to follow ERISA or, if applicable, the laws of the State of Maryland, consistent with Section 5.13.

(d)    Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed in any court having jurisdiction thereof. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

(e)    It is part of the essence of this Plan that any Claims hereunder shall be resolved expeditiously and as confidentially as possible. Accordingly, all proceedings in any arbitration shall be conducted under seal and kept strictly confidential. In that regard, no party shall use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as necessary and appropriate for the preparation and conduct of the arbitration proceedings, or as may be required by any legal process, or as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.

[Signature Page Follows.]

IN WITNESS WHEREOF, and as conclusive evidence of the Board’s adoption of this Plan, the Company has caused this Plan to be duly executed in its name and behalf by its duly authorized officer as of the Effective Date.

INVENTRUST PROPERTIES CORP.

By:
Name:
Title:

[Signature Page]

Exhibit A

Form of Letter Agreement

LETTER AGREEMENT

Dear [                    ]:

We are pleased to inform you that the Compensation Committee of the Board of Directors of InvenTrust Properties Corp., a Maryland real estate investment trust (the “Company”), has determined that, effective as of [                    ] (the “Participation Date”), you are eligible to participate in the Company’s Executive Severance and Change of Control Plan (the “Plan”) as a Participant thereunder, subject to your execution and delivery of this Letter Agreement to the Company and subject to the terms and conditions of the Plan and this Letter Agreement. Capitalized terms used herein and not defined herein shall have the meanings given to such terms in the Plan.

The terms of the Plan are detailed in the copy of the Plan that is attached as Annex A to this Letter Agreement, and those terms are incorporated in and made a part of this Letter Agreement. As described in more detail in the Plan, the Plan entitles you to certain severance payments and benefits in the event that your employment with the Company or any Subsidiary terminates under certain circumstances. By signing this Letter Agreement, and as a condition of your eligibility for the payments and benefits set forth in the Plan, you agree to comply with the provisions of the Plan and you agree to comply with the provisions of this Letter Agreement (including, without limitation, the Restrictive Covenants set forth below) during your employment with the Company or any Subsidiary and, to the extent required by the Restrictive Covenants, after the termination of your employment regardless of the reason for such termination. Your Termination Payment Multiple shall be [    ] and your Change of Control Termination Payment Multiple shall be [    ].

This Letter Agreement and the Plan constitute the entire agreement between you and the Company with respect to the subject matter hereof and, as of the Participation Date, shall supersede in all respects any and all prior agreements between you and the Company concerning such subject matter. [By signing this Letter Agreement, you agree that, effective as of the Participation Date, your Amended and Restated Executive Employment Agreement with the Company, dated as of June 19, 2015, is hereby terminated and of no further force or effect, and you will have no right or entitlement to any severance or other benefits under the terms of such Amended and Restated Executive Employment Agreement.]

Restrictive Covenants

By signing below, you hereby acknowledge and agree that:

(a)    During your employment with the Company or any Subsidiary and for all times thereafter, you will not use or disclose to others any Confidential Information (as defined below), except as specifically authorized in a signed writing by the Company or in the performance of work assigned to you by the Company. The covenants made by you herein are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright and trade secret laws, and laws concerning fiduciary duties. You hereby agree not to disclose, copy, or remove from the premises of the Company any documents, records, tapes or other media or format that contain or may contain Confidential Information, except as required by the nature of your duties for the Company. Nothing set forth in this paragraph (a) shall be interpreted to prohibit you from making truthful statements when required by law, subpoena or court order and/or from

Exhibit A

responding, to the extent legally required, to any inquiry by any government organization; provided that, if you are required by law or a court or administrative order to disclose any such Confidential Information, you shall promptly notify the Company of such requirement and provide the Company with a copy of any court or administrative order or of any law which in your opinion requires such disclosure and, if the Company so elects, permit the Company an adequate opportunity, at its own expense, to contest such law or court order. Confidential Information means data and information relating to the business of the Company, which is disclosed to or created by you, or of which you become aware as a consequence of your relationship with the Company, that has value to the Company and is not generally known to competitors of the Company. Subject to the foregoing, Confidential Information includes, but is not limited to, business development, marketing and sales programs, customer, potential customer and supplier/vendor information, customer lists, employee information, marketing strategies, Company financial results, information related to mergers and acquisitions, pricing information, personnel information, financial data, regulatory approval strategies, investigative records, research, marketing strategy, testing methodologies and results, computer programs, programs and protocols, and related items used by the Company in its business, whether contained in written form, computerized records, models, prototypes or any other format, and any and all information obtained in writing, orally or visually during visits to offices of the Company. Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (B) has been independently developed and disclosed by others without violating this Letter Agreement, or (C) otherwise enters the public domain through lawful means. You acknowledge that you will continue to receive and develop Confidential Information of the Company as a necessary part of your job. You agree that while employed by the Company, you will continue to benefit and add to the Company goodwill with its clients and in the marketplace generally. You further agree that the loss of such clients will cause the Company significant and irreparable harm and that the restrictions on your use of such Confidential Information are reasonable and necessary to protect the Company’s legitimate business interests in its Confidential Information. Notwithstanding the foregoing, nothing herein prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

(b)    Promptly following your termination or resignation of employment with the Company or any Subsidiary, or at any time at the request of the Company, you will return to the Company all Confidential Information, physical property of the Company and any information relating to the clients or customers of the Company that you may possess or have under your control, together with all copies thereof, including but not limited to Company hardware, records, memoranda, notes, plans, reports, computer tapes, software and other documents and data containing Confidential Information. Notwithstanding the foregoing, you may retain your rolodex and similar electronic phone directories (collectively, the “Rolodex”) to the extent the Rolodex does not contain information other than name, address, telephone number and similar information, provided that, at the request of the Company, you shall provide the Company with a copy of the Rolodex.

(c)    During your employment with the Company or any Subsidiary and for the thirty-six (36)-month period following your termination or resignation of employment with the Company or any Subsidiary, unless you have obtained the prior written approval of the Board, you will not, directly or indirectly (i) recruit, hire, retain, or attempt to recruit, hire or retain, any then-current employee or independent contractor of the Company or any former employee who

Exhibit A

was employed by the Company within the prior six (6) months, for employment or engagement with an entity other than the Company, or (ii) entice or attempt to persuade the Company’s then-current employee or independent contractor to leave employment or engagement with the Company; provided, that it shall not be a violation of this paragraph (c) if following your employment with the Company, you are employed by another entity who hires a non-executive employee without your input, assistance or knowledge.

(d)    During your employment with the Company or any Subsidiary and for the twelve (12)-month period following your termination or resignation of employment with the Company or any Subsidiary, unless you have obtained the prior written approval of the Board, you acknowledge and agree that you will not directly or indirectly engage in or associate with (including, without limitation, engagement or association as a sole proprietor, owner, employer, director, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise) any person or entity that (i) owns properties having an aggregate appraised value of at least $500 million and (ii) is directly or indirectly actively engaged in the “Business” (each, a “Competing Business”); provided, that you may own or manage, or participate in the ownership or management of, any entity that you owned or managed, or participated in the ownership or management of, prior to the Effective Date, which ownership, management or participation has been disclosed in writing to the Company on or prior to the Effective Date; and provided, further, that you may own, directly or indirectly, up to one percent (1%) of any class of “publicly traded securities” of any entity that is a Competing Business. For the purposes of this paragraph (d), “publicly traded securities” shall mean securities that are traded on a national securities exchange, and “Business” shall mean the acquisition, ownership, development, improvement, operation, management, leasing or sale of community centers, grocery-anchored centers, strip centers and/or power centers (each within the meaning of the International Council of Shopping Centers U.S. Shopping-Center Classification and Characteristics table or similar reputable real estate glossary or glossaries determined by the Compensation Committee in good faith).

(e)    During your employment with the Company or any Subsidiary and for all times thereafter, you shall not make, and the Company shall instruct each member of the Board and each executive officer of the Company not to make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages the Company or you, respectively, including, with respect to your obligations, the Company’s subsidiaries or parent companies or any of their respective officers, directors, board members, investors, shareholders, agents or employees. Nothing set forth in this paragraph (e) shall be interpreted to prohibit you, the Board or any executive officer of the Company from making truthful statements (i) when required by law, subpoena or court order and/or from responding, to the extent legally required, to any inquiry by any government organization, or (ii) in direct rebuttal to a statement made in violation of this paragraph (e).

(f)    During your employment with the Company or any Subsidiary, you will be subject to, and abide by, all written policies and procedures of the Company provided to you (as the same may be amended from time to time by the Company), including, without limitation, policies regarding the protection of confidential or proprietary information and intellectual property and potential conflicts of interest, except to the extent that such policies and procedures conflict with the other provisions of this Letter Agreement, in which case this Letter Agreement shall control.

(g)    You and the Company declare and intend that: (i) the immediately preceding paragraphs (a) through (f) shall be construed independently of one another as a series of separate covenants to the fullest extent permissible under the laws and public policies applied in each

Exhibit A

jurisdiction in which enforcement is sought; (ii) each restriction contained in this section titled “Restrictive Covenants” is intended to be severable, and, if any portion of such restrictions should, for any reason whatsoever, be declared invalid by an arbitrator or a court of competent jurisdiction, then the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected; and (iii) the provisions set forth in this section titled “Restrictive Covenants,” including the territorial or time limitations (or lack thereof), are reasonable and properly required for the adequate protection of the interests of the Company and its Subsidiaries in the good will, business relationships, and confidential information of the Company and its Subsidiaries. You warrant that no provision of this section will work to prevent you from earning a living. In the event that any such territorial or time limitation is deemed to be unenforceable by an arbitrator or a court of competent jurisdiction under applicable law, you agree to the reduction of the subject territorial or time limitation to the area or period which such arbitrator or court shall have deemed enforceable. All of the provisions of this section titled “Restrictive Covenants” are in addition to any other written agreements on the subjects covered herein that you may have with the Company or any of its Subsidiaries and are not meant to, and do not, excuse any additional obligations that you may have under such agreements. You acknowledge that: (i) the Company has separately bargained and provided additional consideration for the restrictive covenants set forth in this section titled “Restrictive Covenants;” and (ii) the Company will provide certain payments and benefits to you hereunder and under the Plan in reliance on such covenants in view of the unique and essential nature of the services and duties you will perform on behalf of the Company and the irreparable injury that would befall the Company should you breach such restrictive covenants.

(h)     The confidentiality, non-solicitation, non-competition, non-disparagement and other rights of the Company referred to in this section titled “Restrictive Covenants” of this Letter Agreement are each of substantial value to the Company or its Subsidiaries and that any breach of this section titled “Restrictive Covenants” by you could cause substantial and irreparable harm to the Company or its Subsidiaries, for which the Company or its Subsidiaries would have no adequate remedy at law. The parties agree and acknowledge that damages will be difficult, if not impossible, to calculate in the event of a breach, or threatened breach, of any of the restrictive covenants set forth in this section titled “Restrictive Covenants” and, in any event, damages will be an insufficient remedy in the event of such breach. Therefore, notwithstanding Section 5.14 of the Plan, in addition to any other remedies that may be available to the Company or any of its Subsidiaries under this Letter Agreement, the Plan or otherwise, the Company or its Subsidiaries shall be entitled to obtain temporary restraining orders, preliminary and permanent injunctions and other equitable relief to specifically enforce your duties and obligations under this Letter Agreement, or to enjoin any breach of this Letter Agreement, without the need to post a bond or other security and without the need to demonstrate special damages.

By signing below, you agree to the terms and conditions set forth herein, including without limitation, the Restrictive Covenants, and acknowledge: (a) your participation in the Plan as of the Participation Date; (b) that you have received and read a copy of the Plan; (c) that you agree that any severance payments and benefits provided for in the Plan are subject to all of the terms and conditions of the Plan and you agree to such terms and conditions; (d) that the Company may amend or terminate the Plan at any time subject to the limitations set forth in the Plan; and (e) that the Restrictive Covenants shall survive and continue to apply in accordance with their terms notwithstanding any termination of the Plan in the future.

Exhibit A

COMPANY:
INVENTRUST PROPERTIES CORP.
a Maryland real estate investment trust

By:
Name:
Title:

AGREED TO AND ACCEPTED

[ ]

Exhibit A

Annex A

Executive Severance and Change of Control Plan

[See Attached]

Annex A

Exhibit B

Detailed Claims and Arbitration Procedures

1.	Claims Procedure

Initial Claims. All claims will be presented to the Compensation Committee in writing. Within ninety (90) days after receiving a claim, a claims official appointed by the Compensation Committee will consider the claim and issue his or her determination thereon in writing. The claims official may extend the determination period for up to an additional ninety (90) days by giving the Claimant written notice. The initial claim determination period can be extended further with the consent of the Claimant. Any claims that the Claimant does not pursue in good faith through the initial claims stage will be treated as having been irrevocably waived.

Claims Decisions. If the claim is granted, the benefits or relief the Claimant seeks will be provided. If the claim is wholly or partially denied, the claims official will, within ninety (90) days (or a longer period, as described above), provide the Claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the Claimant: (i) the specific reason or reasons for the denial; (ii) specific references to the provisions on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why the material or information is necessary; and (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit his or her claim for review, including the time limits applicable to such procedures, and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision upon review. If the Claimant can establish that the claims official has failed to respond to the claim in a timely manner, the Claimant may treat the claim as having been denied by the claims official.

Appeals of Denied Claims. Each Claimant will have the opportunity to appeal the claims official’s denial of a claim in writing to an appeals official appointed by the Compensation Committee (which may be a person, committee, or other entity). A Claimant must appeal a denied claim within sixty (60) days after receipt of written notice of denial of the claim, or within sixty (60) days after it was due if the Claimant did not receive it by its due date. The Claimant (or his or her duly authorized representative) may review pertinent documents in connection with the appeals proceeding and may present issues, comments and documents in writing relating to the claim. The review will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit claim determination. Any claims that the Claimant does not pursue in good faith through the appeals stage, such as by failing to file a timely appeal request, will be treated as having been irrevocably waived.

Appeals Decisions. The decision by the appeals official will be made not later than sixty (60) days after the written appeal is received by the Compensation Committee, unless special circumstances require an extension of time, in which case a decision will be rendered as soon as possible, but not later than one-hundred and twenty (120) days after the appeal was filed, unless the Claimant agrees to a further extension of time. The appeal decision will be in writing, will be set forth in a manner calculated to be understood by the Claimant, and will include specific reasons for the decision, specific references to the provisions on which the decision is based, if applicable, a statement that the Claimant is entitled to receive upon request and free of charge reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits, as well as a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA. If a Claimant does not receive the appeal decision by the date it is due, the Claimant may deem his or her appeal to have been denied.

Exhibit B

Procedures. The Compensation Committee will adopt procedures by which initial claims will be considered and appeals will be resolved; different procedures may be established for different claims. All procedures will be designed to afford a Claimant full and fair consideration of his or her claim.

Arbitration of Rejected Appeals. If a Claimant has pursued a claim through the appeal stage of these claims procedures, the Claimant may contest the actual or deemed denial of that claim through arbitration, as described below and in Section 5.14 of the Plan. In no event shall any denied claim be subject to resolution by any means (such as in a court of law) other than arbitration in accordance with the following provisions.

2.	Arbitration procedure

Request for Arbitration. A Claimant must submit a request for binding arbitration to the Compensation Committee within sixty (60) days after receipt of the written denial of an appeal (or within sixty (60) days after he or she should have received the determination). The Claimant or the Compensation Committee may bring an action in any court of appropriate jurisdiction to compel arbitration in accordance with these procedures; provided, however, that nothing in this Plan shall require arbitration of any claims which, by law, cannot be the subject of a compulsory arbitration agreement.

Terms and Conditions of Arbitration. All claims shall be resolved exclusively by arbitration in accordance with Section 5.14 of the Plan.

The procedures set forth herein are intended to comply with United States Department of Labor Regulation Section 2560.503-1 and should be construed in accordance with such regulation. In no event shall the foregoing claims procedure be interpreted as expanding the rights of any Claimant beyond what is required by United States Department of Labor Regulation Section 2560.503-1.

Exhibit B